RULE 18f-3 PLAN ADOPTED WITH RESPECT TO THE
                      MULTIPLE CLASS DISTRIBUTION SYSTEM OF
                                  THE RAM FUNDS
                         Adopted as of December 22, 2008
--------------------------------------------------------------------------------

      The RAM Funds (the "Trust") has adopted this Plan pursuant to Rule 18f-3 promulgated under the Investment Company Act of 1940 (the "1940 Act"). The individual series of the Trust are referred to individually in whole or in part, as the context requires, as a "Fund" and collectively, as the "Funds." The Trust is an open-end management investment company registered under the 1940 Act. Riazzi Asset Management, LLC (the "Adviser") provides investment advisory and management services to the Trust. Ultimus Fund Distributors, LLC (the "Underwriter") acts as principal underwriter for the Trust.

      This Plan permits the Funds to issue and sell different classes of shares for the purpose of establishing a multiple class distribution system (the "Multiple Class Distribution System"). These guidelines set forth the conditions pursuant to which the Multiple Class Distribution System will operate and the duties and responsibilities of the Trustees of the Trust with respect to the Multiple Class Distribution System.

DESCRIPTION OF THE MULTIPLE CLASS DISTRIBUTION SYSTEM
-----------------------------------------------------

      MULTIPLE CLASS DISTRIBUTION SYSTEM FOR THE FUNDS. The Multiple Class Distribution System enables the Funds to offer investors the option of purchasing shares in one of three manners: (1) subject to a conventional front-end sales charge and a 12b-1 distribution fee not to exceed 0.25% per annum of average net assets (Class A shares); (2) subject to a 12b-1 distribution fee of up to 1.00% per annum of average net assets (Class C shares); or (3) sold to institutional investors and certain broker-dealers and financial institutions without a front-end sales charge or CDSC, and subject to no 12b-1 distribution fees (Class I shares).

      The different classes will each represent interests in the same portfolio of investments of the Funds. The classes are identical except that (i) the distribution fees payable by the Funds pursuant to the distribution plans adopted by the Funds in accordance with Rule 12b-1 under the 1940 Act differ with respect to each class; (ii) each class may bear different Class Expenses (as defined below); (iii) each class votes separately as a class with respect to its own distribution arrangements; and (iv) each class may bear a different name or designation.

      Investors purchasing Class A shares do so at net asset value plus a front-end sales charge in the traditional manner. The sales charge may be subject to reductions for larger purchases, under a right of accumulation or under a letter of intent. The sales charge may be subject to certain other reductions permitted by Section 22(d) of the 1940 Act and set forth in the registration statement of the Trust. The public offering price for the Class A shares is computed in accordance with Rule 22c-1, Section 22(d) and other relevant provisions of the 1940 Act and the rules and regulations thereunder. Each Fund may also pay a distribution fee pursuant to the appropriate Rule 12b-1 distribution plan at an annual rate of up to 0.25% of the average daily net asset value of its Class A shares.

      Investors purchasing Class C shares do so at net asset value per share without the imposition of a sales charge at the time of purchase. Each Fund pays a distribution fee pursuant to the appropriate Rule 12b-1 distribution plan at an annual rate of up to 1.00% of the average daily net asset value of its Class C shares (of which up to 0.75% is a distribution fee and up to 0.25% is a shareholder service fee). The Class C alternative is designed to permit the investor to purchase Class C shares without the assessment of a front-end sales charge and at the same time permit each Fund to pay financial intermediaries that sell shares Class C shares of a Fund or provide shareholder administrative or liaison services to holders of Class C shares a distribution fee pursuant to the appropriate Rule 12b-1 distribution plan at an annual rate of up to 1.00% of the average daily net asset value of its Class C shares.

      Investors purchasing Class I shares do so at net asset value per share without the imposition of any sales charges or distribution fees. The Class I alternative is available for investment only to institutional investors and certain broker-dealers and financial institutions that have entered into appropriate agreements with the Funds. Class I shares are generally subject to higher minimum investment requirements than other classes of shares. The Prospectus contains detailed information on the type of investors that qualify to purchase Class I shares.

      Under the Trust's distribution plans, the Underwriter is not entitled to any specific percentage of the net asset value of each class of shares of a Fund or other specific amount. As described above, each Fund pays a distribution and/or shareholder service fee pursuant to its distribution plan at an annual rate of up to 0.25% of the average daily net assets of such Fund's Class A shares, and up to 1.00% of the average daily net asset value of a Fund's Class C shares. Under the Trust's distribution plans, payments are made for expenses incurred in providing distribution-related and shareholder services. Each Fund accrues distribution expenses at a rate (but not in excess of the applicable maximum percentage rate) which is reviewed quarterly by the Trust's Board of Trustees. Such rate is intended to provide for accrual of expenses at a rate that will not exceed the unreimbursed amounts actually expended for distribution and shareholder servicing by a Fund. If at any time the amount accrued by the Fund exceeds the amount of distribution expenses incurred with respect to the Fund during the fiscal year, then the rate of accrual would be adjusted accordingly. In no event will the amount paid by a Fund exceed the unreimbursed expenses previously incurred in providing distribution-related services.

      Proceeds from the 12b-1distribution fee are used to compensate financial intermediaries with a service fee based upon a percentage of the average daily net asset value of the shares maintained in a Fund by their customers and to defray the expenses of the Underwriter with respect to providing distribution related services.

      GENERAL. All classes of shares of the Funds have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except for the differences mentioned above.

      Under the Multiple Class Distribution System, the Board of Trustees could determine that any of certain expenses attributable to the shares of a particular class of shares will be borne by the class to which they were attributable ("Class Expenses"). Class Expenses are limited to (a) transfer agency fees identified by the Trust as being attributable to a class of shares;
(b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (c) SEC and Blue Sky registration fees incurred by a class of shares; (d) the expenses of administrative personnel and services as required to support the shareholders of a specific class; (e) litigation or other legal expenses relating to a specific class of shares; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting fees and expenses relating to a specific class of shares; and (h) additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares and approved by the Board of Trustees.

      Under  the  Multiple  Class   Distribution   System,   expenses  that  are
attributable to a Fund, but not to a particular class thereof ("Series Expenses"), are borne by each class on the basis of the net assets of such class in relation to the aggregate net assets of the Fund. In addition to 12b-1 distribution fees, Class Expenses may be applied to the shares of a particular class. Any additional Class Expenses not specifically identified above in the preceding paragraph which are subsequently identified and determined to be properly applied to one class of shares shall not be so applied until approved by the Board of Trustees.

      Subject to the approval of the Board of Trustees, certain expenses may be applied differently if their current application becomes no longer appropriate. For example, if a Class Expense is no longer attributable to a specific class, it may be charged to the Fund. In addition, if application of all or a portion of a particular expense to a class is determined by the Internal Revenue Service or counsel to the Trust to result in a preferential dividend for which, pursuant to Section 562(c) of the Internal Revenue Code of 1986, as amended (the "Code"), the Fund would not be entitled to a dividends paid deduction, all or a portion of the expense may be treated as a Series Expense.

      Because of the varying 12b-1 distribution fees and Class Expenses that may be borne by each class of shares, the net income of (and dividends payable with respect to) one class may be different from the net income of (and dividends payable with respect to) the other class of shares of the Fund. Dividends paid to holders of each class of shares in the Fund would, however, be declared and paid on the same days and at the same times and, except as noted with respect to the varying distribution fees and Class Expenses would be determined and paid in the same manner. To the extent that the Fund has undistributed net income, the net asset value per share of each class of the Fund's shares will vary.

      The salient features of the Multiple Class Distribution System are described in the Funds' prospectus. Each Fund discloses the respective expenses, performance data, distribution arrangements, services, fees and sales charges applicable to each class of shares offered through the prospectus. The shareholder reports of the Funds disclose the respective expenses and performance data applicable to each class of shares. The shareholder reports contain, in the statement of assets and liabilities and statement of operations, information related to the Funds as a whole generally and not on a per class basis. A Fund's per share data, however, is prepared on a per class basis with respect to all classes of shares of the Fund. The information provided by the Underwriter or Adviser for publication in any newspaper or similar listing of Fund net asset values and public offering prices separately present Class A, Class C and Class I shares.

      The Class C alternative was designed to permit the investor to purchase Class C shares without the assessment of a front-end sales charge and the same time permit each Fund to pay financial intermediaries a distribution fee pursuant to the appropriate Rule 12b-1 distribution plan at an annual rate of up to 1.00% of the average daily net asset value of its Class C shares. Proceeds from the 12b-1 distribution fee are used to compensate financial intermediaries with a service fee and to defray the expenses of the Underwriter with respect to providing distribution related services.

LEGAL ANALYSIS
--------------

      The Adviser and the Underwriter believe that the Multiple Class Distribution System as described herein better enables the Funds to meet the competitive demands of today's financial services industry. Under the Multiple Class Distribution System, an investor is able to choose the method of purchasing shares that is most beneficial given the amount of his or her purchase, the length of time the investor expects to hold his or her shares, and other relevant circumstances. The System permits the Funds to facilitate both the distribution and shareholder servicing of shares and provides investors with a broader choice as to the method of purchasing shares without assuming excessive accounting and bookkeeping costs or unnecessary investment risks.

      The allocation of expenses and voting rights relating to the Rule 12b-1 plans in the manner described is equitable and does not discriminate against any group of shareholders. In addition, such arrangements should not give rise to any conflicts of interest because the rights and privileges of each class of shares are substantially identical.

      The Adviser and the Underwriter believe that the Multiple Class Distribution System does not increase the speculative character of the shares of the Funds. The Multiple Class Distribution System does not involve borrowing, nor does it affect a Fund's existing assets or reserves, and does not involve a complex capital structure. Nothing in the Multiple Class Distribution System suggests that it will facilitate control by holders of any class of shares.

CONDITIONS OF OPERATING UNDER THE MULTIPLE CLASS DISTRIBUTION SYSTEM
--------------------------------------------------------------------

      The operation of the Multiple Class Distribution System shall at all times be in accordance with Rule 18f-3 under the 1940 Act and all other applicable laws and regulations, and in addition, shall be subject to the following conditions:

      1. The various classes of shares represent interests in the same portfolio of investments of a Fund, and are identical in all material respects, except as set forth below. The only differences among the various classes of a Fund will relate solely to: (a) the impact of the disproportionate Rule 12b-1 distribution plan payments allocated to each class of shares of the Fund; (b) Class Expenses, which are limited to (i) transfer agency fees, (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class,
(iii) SEC and Blue Sky registration fees incurred by a class of shares, (iv) the expenses of administrative personnel and services as required to support the shareholders of a specific class that are not provided by the transfer agent,
(v) litigation or other legal  expenses  relating to a specific class of shares,
(vi) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, and (vii) accounting fees and expenses relating to a specific class of shares; (d) the fact that each class will vote separately as a class with respect to its own distribution arrangements or any other matter affecting only that class; (e) the designation of each class of shares of a Fund. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees.

      2. The Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, have approved this Plan as being in the best interests of each class individually and each Fund as a whole. In making this finding, the Trustees evaluated the relationship among the classes, the allocation of expenses among the classes, potential conflicts of interest among classes, and the level of services provided to each class and the cost of those services.

      3. Any material changes to this Plan, including but not limited to a change in the method of determining Class Expenses that will be applied to a class of shares, will be reviewed and approved by votes of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

      4. On an ongoing basis, the Trustees of the Trust, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. The Adviser will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Adviser at its own cost will remedy such conflict up to and including establishing a new registered management investment company.

      5. The Trustees of the Trust receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only 12b-1 distribution expenditures properly attributable to the sale of a class of shares will be used to support the Rule 12b-1 fee charged to shareholders of such class of shares. Expenditures not related to the sale of a particular class will not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, are subject to the review and approval of the Trustees who are not interested persons of the Trust in the exercise of their fiduciary duties.

      6. Dividends paid by the Funds with respect to each class of shares, to the extent any dividends are paid, are calculated in the same manner, at the same time, on the same day, and are in the same amount, except that 12b-1 distribution fee payments and Class Expenses relating to each respective class of shares are borne exclusively by that class.

      7. Applicants have established the manner in which the net asset value of the multiple classes of shares are determined and the manner in which dividends and distributions are paid. Attached hereto as Exhibit A is a procedures memorandum with respect to the methodology and procedures for calculating the net asset value and dividends and distributions of the various classes and the proper allocation of income and expenses among the classes.

      8. The Underwriter represents that it has in place, and will continue to maintain, adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends and distributions among the various classes of shares.

      9. The Underwriter has adopted compliance standards as to when Class A, Class C and Class I shares may appropriately be sold to particular investors. The Underwriter requires all persons selling shares of the Funds to agree to conform to such standards.

      10. Each Fund briefly describes the salient features of the Multiple Class Distribution System in its prospectus. The Fund discloses the respective expenses, performance data, distribution arrangements, services, fees and sales charges applicable to each class of shares offered through the prospectus. The Fund discloses the respective expenses and performance data applicable to each class of shares in every shareholder report. The shareholder reports contain, in the statement of assets and liabilities and statement of operations, information related to each Fund as a whole generally and not on a per class basis. Each Fund's per share data, however, is prepared on a per class basis with respect to all classes of shares of the Fund. The information provided by the Trust for publication in any newspaper or similar listing of a Fund's net asset value and public offering price separately presents Class A, Class C and Class I shares.

      11. The Trust will comply with the provisions of Rule 6c-10 under the 1940 Act, IC-20916 (February 23, 1995), as such rule is currently adopted and as it may be amended. A-6

                                    EXHIBIT A

                                  THE RAM FUNDS
                               MULTIPLE-CLASS FUND
                             METHODOLOGY, PROCEDURES
                                       AND
                          INTERNAL ACCOUNTING CONTROLS

                                  INTRODUCTION
                                  ------------

      The RAM Funds (the "Trust") is an Ohio business trust registered under the Investment Company Act of 1940 as open-end management investment company. Riazzi Asset Management, LLC (the "Adviser") acts as the investment manager to the Funds and Ultimus Fund Distributors, LLC (the "Underwriter") serves as each Fund's principal underwriter. The Trust presently offers the following series of shares (individually a "Fund," collectively, the "Funds") representing interests in separate investment portfolios:

                             RAM Small/Mid Cap Fund
                               RAM Small Cap Fund

      The Funds offer multiple classes of shares as more fully described in the Trust's Rule 18f-3 Plan. The Multiple Class Distribution System enables the Funds to offer investors the option of purchasing shares in three different manners: (1) subject to a conventional front-end sales charge and a 12b-1 distribution fee not to exceed 0.25% per annum of average net assets (Class A shares); (2) subject to a 12b-1 distribution fee of up to 1.00% per annum of average net assets (of which up to 0.75% is a distribution fee and up to 0.25% is a shareholder service fee) (Class C shares); or (3) no front-end sales charge, without distribution or service fees, for investments through institutional investors and certain broker-dealers and financial institutions (Class I shares). Each Fund expects to distribute substantially all of its net investment income, if any, on an annual basis. Future series of the Trust may declare dividends daily or periodically. The Funds and any future series of the Trust will declare and pay substantially all net realized gains, if any, at least annually.

      Pursuant to an Accounting Services Agreement, Ultimus Fund Solutions, LLC ("Ultimus") maintains the Funds' accounting records and performs the daily calculations of each Fund's net asset value. Thus, the procedures and internal accounting controls for the Funds include the participation of Ultimus.

      The internal accounting control environment at Ultimus provides for minimal risk of error. This has been accomplished through the use of competent and well-trained employees, adequate facilities and established internal accounting control procedures.

      Additional procedures and internal accounting controls have been designed for the multiple class funds. These procedures and internal accounting controls have been reviewed by management of the Trust and Ultimus to ensure that the risks associated with multiple-class funds are adequately addressed. The specific internal accounting control objectives and the related methodology, procedures and internal accounting controls to achieve these stated objectives are outlined below.

METHODOLOGY,  PROCEDURES  AND INTERNAL  ACCOUNTING  CONTROLS FOR MULTIPLE  CLASS
--------------------------------------------------------------------------------
FUNDS
-----

      The three internal accounting control objectives to be achieved are:

      (1) The daily net asset values for all classes of shares of the Funds are accurately calculated.

      (2) Recorded expenses of the Funds are properly allocated between each class of shares.

      (3) Dividend distributions are accurately calculated for each class of shares.

1.    Control Objective

      The daily net asset values for all classes of shares of the Funds are accurately calculated.

      Methodology, Procedures and Internal Accounting Controls
      --------------------------------------------------------

      a. Securities of the Funds will be valued daily at their current market value by a reputable pricing source. Security positions will be reconciled from the Trust's records and to custody records and reviewed for completeness and accuracy.

      b. Prepaid and intangible assets will be amortized over their estimated useful lives. These assets will be reviewed monthly to ensure a proper presentation and amortization during the period.

      c. Investment income, realized and unrealized gains or losses will be calculated daily from Ultimus' portfolio system and reconciled to the general ledger. Yields and fluctuations in security prices will be monitored on a daily basis by Ultimus personnel. Interest and dividend receivable amounts will be reconciled to holdings reports.

      d. An estimate of all expenses for the Funds will be accrued daily. Daily expense accruals will be reviewed and revised, as required, to reflect actual payments made to vendors.

      e. Capital accounts for each class of shares will be updated based on daily share activity and reconciled to transfer agent reported outstanding shares.

      f. All balance sheet asset, liability and capital accounts will be reconciled to subsidiary records for completeness and accuracy.

      g. For each Fund, a pricing worksheet will be prepared daily which calculates the net asset value of outstanding shares and the percentage of net asset value of such class to the total of all classes of shares. Investment income and joint expenses will be allocated by class of shares according to such percentages. Realized and unrealized gains will be allocated by class of shares according to such percentages.

      h. Prior day net assets by class will be rolled forward to current day net assets by class of shares by adjusting for current day income, expense and distribution activity. (There may or may not be distribution activity in the periodic dividend funds.) Net assets by class of shares will then be divided by the number of outstanding shares for each class to obtain the net asset value per share. Net asset values will be reviewed and approved by supervisors.

      i. Net asset values per share of the different classes of shares for daily dividend funds should be identical except with respect to possible differences attributable to rounding. Differences, if any, will be investigated by the accounting supervisor.

      j. Net asset values per share of the different classes of shares for the periodic dividend funds may be different as a result of accumulated income between distribution dates and the effect of class specific expenses. Other differences, if any, will be investigated by the accounting supervisor.

2.    Control Objective

      Recorded expenses of the Funds are properly allocated between each class of shares.

      Methodology, Procedures and Internal Accounting Controls
      --------------------------------------------------------

      a. Expenses will be classified as being either joint or class specific on the multiple class worksheet.

      b. Expenses attributable to a Fund but not to a particular class thereof will be borne by each class on the basis of the net assets of such class in relation to the aggregate net assets of the Fund. These expenses could include, for example, advisory fees and custodian fees, and fees related to the preparation of separate documents for current shareholders of the Fund.

      c. Class specific expenses are those identifiable with each individual class of shares. These expenses include 12b-1 distribution fees; transfer agent fees as identified by Ultimus as being attributable to a specific class; printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class; SEC and Blue Sky registration fees; the expenses of administrative personnel and services required to support the shareholders of a specific class; litigation or other legal expenses relating solely to one class of shares; Trustees' fees incurred as a result of issues relating to one class of shares; and accounting fees and expenses relating to a specific class of shares.

      d. Joint expenses will be allocated daily to each class of shares based on the percentage of the net asset value of shares of such class to the total of the net asset value of shares of all classes of shares. Class specific expenses will be charged to the specific class of shares. Both joint expenses and class specific expenses are compared against expense projections.

      e. The total of joint and class specific expense limits will be reviewed to ensure that voluntary or contractual expense limits are not exceeded. Amounts will be adjusted to ensure that any limits are not exceeded. Expense waivers and reimbursements will be calculated and allocated to each class of shares based upon the pro rata percentage of the net assets of the Funds as of the end of the prior day, adjusted for the previous day's share activity.

      f. Each Fund and each class will accrue 12b-1 distribution expenses at a rate (but not in excess of the applicable maximum percentage rate) which will be reviewed by the Board of Trustees on a quarterly basis. Such distribution expenses will be calculated at an annual rate not to exceed 0.25% of the average daily net assets of the Fund's Class A shares, and not to exceed 1.00% of the average daily net assets of the Fund's Class C shares. Under the distribution plans, payments will be made only for expenses incurred in providing distribution related and shareholder services, not otherwise provided by the transfer agent. Unreimbursed distribution expenses of the Underwriter will be determined daily and the Underwriter shall not be entitled to reimbursement for any amount with respect to any day on which there exist no unreimbursed distribution expenses.

      g. Expense accruals for both joint and class specific expenses are reviewed each month. Based upon these reviews, adjustments to expense accruals or expense projections are made as needed.

      h.    Expense  ratios and yields for each class of shares will be reviewed
            daily  to  ensure  that   differences  in  yield  relate  solely  to
            acceptable expense differentials.


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

      i. Any change to the classification of expenses as joint or class specific is reviewed and approved by the Board of Trustees.

      j. Ultimus will perform detailed expense analyses to ensure that expenses are properly charged to each Fund and to each class of shares. Any expense adjustments required as a result of this process will be made.

3.    Control Objective

      Dividend distributions are accurately calculated for each class of shares.

      Methodology, Procedures and Internal Accounting Controls
      --------------------------------------------------------

      a.    Each  Fund  declares   substantially   all  net  investment   income
            periodically.

      b. Investment income, including amortization of discount and premium, where applicable, is recorded by the Fund and is allocated to each class of shares based upon its pro rata percentage of the net assets of the Fund as of the end of the prior day, adjusted for the previous day's share activity.

      c. The Fund will determine the amount of accumulated income available for all classes after deduction of allocated expenses but before consideration of any class specific expenses. This amount will be divided by total outstanding shares for all classes combined to arrive at a gross dividend rate for all shares. From this gross rate, a class specific amount per share for each class (representing the unique and incrementally higher, if any, expenses accrued during the period to that class divided by the shares outstanding for that class) is subtracted. The result is the actual per share rate available for each class in determining amounts to distribute.

      d. Realized capital gains, if any, are allocated daily to each class based upon its relative percentage of the total net assets of the Fund as of the end of the prior day, adjusted for the previous day's share activity.

      e. Capital gains are distributed at least once every twelve months with respect to each class of shares.

      f. The capital gains distribution rate will be determined on the ex-date by dividing the total realized gains of the Fund to be declared as a distribution by the total outstanding shares of the Fund as of the record date.

      g. Capital gains dividends per share should be identical for each class of shares within the Fund. Differences, if any, will be investigated and resolved.

      h. Distributions are reviewed annually by Ultimus at fiscal year end and as required for excise tax purposes during the fiscal year to ensure compliance with IRS regulations and accuracy of calculations.

There are several pervasive procedures and internal accounting controls which impact all three of the previously mentioned objectives.

      a. Ultimus' supervisory personnel will be involved on a daily basis to ensure that the methodology and procedures for calculating the net asset value and dividend distribution for each class of shares is followed and a proper allocation of expenses among each class of shares is performed.

      b. Ultimus fund accountants will receive overall supervision. Their work with regard to multiple class calculations will be reviewed and approved by supervisors.

      c. Ultimus' pricing worksheets will be clerically checked and verified against corresponding computer system generated reports.


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